Exhibit 4.3

AMENDMENT NUMBER SIX

TO THE BBVA COMPASS BANCSHARES, INC. LOCAL DIRECTORS

COMPENSATION AND BUSINESS DEVELOPMENT PLAN

The BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan, effective as of October 22, 2007, as amended by that certain Amendment Number One to the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan dated November 23, 2009, that certain Amendment Number Two to the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan dated November 20, 2012, that certain Amendment Number Three to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan dated September 18, 2013, that certain Amendment Number Four to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan dated October 27, 2014 (the “Plan”), and that certain Amendment Number Five to the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan dated March 31, 2017 (the “Plan”)is hereby further amended as follows:

(1) The second sentence of Section 4 is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The number of BBVA ADSs that may be acquired by Participants pursuant to the Plan shall not exceed an aggregate of 1,835,093 subject to the adjustments provided for in section 11.”

(2) All other provisions of the Plan shall remain in full force and effect.